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                                                                    Exhibit 22


22.  Submission of Matters to a Vote of Security Holders

Description and tabulation by the Company's transfer agent of each matter voted upon at the Annual Meeting of Shareholders of Psychemedics Corporation held on May 4, 1998.

All of management's nominees for directors, as listed in the proxy statement, were elected with the following vote:

Election of Directors.

                                             NUMBER OF SHARES
                                             ----------------
                                      FOR                 WITHHELD AUTHORITY
                                      ---                 ------------------
Werner A Baumgartner, Ph.D.           19,236,158           99,363
Donald F. Flynn                       19,243,308           92,213
Raymond C. Kubacki, Jr.               19,233,428          102,093
John J. Melk                          19,243,308           92,213
A. Clinton Allen                      19,240,578           94,943
Fred J. Weinert                       19,240,063           95,458


Selection of Arthur Andersen LLP as auditors of the Company.

                                              NUMBER OF SHARES
                                              ----------------

For                                           19,238,659
Against                                       28,066
Abstain                                       68,796